Exhibit 99.1

GORMAN-RUPP REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS AND ANNOUNCES PROMOTION OF

SCOTT A. KING TO CEO

Mansfield, Ohio – October 29, 2021 – The Gorman-Rupp Company (NYSE: GRC) reports financial results for the third quarter and nine months ended September 30, 2021.

Third Quarter 2021 Highlights

•	Third quarter earnings per share were $0.34 compared to $0.28 per share for the third quarter of 2020

•	2021 results included an unfavorable LIFO impact of $0.08 per share due to inflationary pressure

•	Results included non-cash pension settlement charges of $0.01 and $0.03 per share in 2021 and 2020, respectively

•	Sales increased 14.8% and incoming orders increased 32.0% compared to the third quarter of 2020

•	Backlog improved to $156.5 million at September 30, 2021

•	Scott A. King promoted to Chief Executive Officer effective January 1, 2022

Net sales for the third quarter of 2021 were $102.1 million compared to net sales of $89.0 million for the third quarter of 2020, an increase of 14.8% or $13.1 million. Domestic sales increased 8.6% or $5.4 million and international sales increased 30.0% or $7.7 million compared to the same period in 2020. As the global economy has started to recover from the COVID-19 pandemic, sales and incoming orders have increased across nearly all of our markets.

Sales in our water markets increased 14.6% or $9.3 million in the third quarter of 2021 compared to the third quarter of 2020. Sales increased $6.0 million in the fire protection market, $3.6 million in the construction market, $2.3 million in the repair market, and $0.8 million in the agriculture market. Partially offsetting these increases was a decrease of $3.4 million in the municipal market. The decrease in municipal market sales is primarily due to timing, as both incoming orders and backlog have increased compared to the prior year.

Sales in our non-water markets increased 15.2% or $3.8 million in the third quarter of 2021 compared to the third quarter of 2020. Sales increased $2.7 million in the OEM market, $0.7 million in the industrial market, and $0.4 million in the petroleum market.

Gross profit was $25.8 million for the third quarter of 2021, resulting in gross margin of 25.3%, compared to gross profit of $23.0 million and gross margin of 25.8% for the same period in 2020. The 50 basis point decrease in gross margin was driven by a 210 basis point increase in cost of material, which included an unfavorable LIFO impact of 250 basis points, partially offset by a 160 basis point improvement on labor and overhead resulting from increased sales volume.

Selling, general and administrative (“SG&A”) expenses were $14.3 million and 14.0% of net sales for the third quarter of 2021 compared to $13.2 million and 14.9% of net sales for the same period in 2020. SG&A expenses increased 8.0% or $1.1 million as a result of compensation, travel and other expense items returning closer to pre-pandemic levels as operational activities return to normal. SG&A expenses as a percentage of sales improved 90 basis points primarily as a result of leverage on fixed costs from increased sales volume.

Operating income was $11.5 million for the third quarter of 2021, resulting in an operating margin of 11.3%, compared to operating income of $9.7 million and operating margin of 10.9% for the same period in 2020. Operating margin improved 40 basis points as a result of improved leverage on fixed costs from increased sales volume partially offset by an unfavorable LIFO impact.

Other income (expense), net was $0.5 million of expense for the third quarter of 2021 compared to expense of $0.7 million for the same period in 2020. The decrease to expense was due primarily to reduced non-cash pension settlement charges of $0.4 million in the third quarter of 2021 compared to $1.0 million in the third quarter of 2020.

Net income was $8.8 million for the third quarter of 2021 compared to $7.3 million in the third quarter of 2020, and earnings per share were $0.34 and $0.28 for the respective periods. Earnings per share for the third quarter of 2021 included an unfavorable LIFO impact of $0.08 per share. Earnings per share for the third quarter included a non-cash pension settlement charge of $0.01 per share in 2021 and $0.03 per share in 2020.

Year to date 2021 Highlights

Net sales for the first nine months of 2021 were $284.2 million compared to net sales of $266.5 million for the first nine months of 2020, an increase of 6.6% or $17.7 million. Domestic sales increased 4.0% or $7.5 million and international sales increased 13.0% or $10.2 million compared to the same period in 2020.

Sales in our water markets increased 6.7% or $12.7 million in the first nine months of 2021 compared to the first nine months of 2020. Sales increased $6.1 million in the repair market, $6.1 million in the fire market, $5.8 million in the construction market, and $1.5 million in the agriculture market. Partially offsetting these increases was a decrease of $6.8 million in the municipal market. The decrease in municipal market sales is primarily due to timing, as both incoming orders and backlog have increased compared to the prior year.

Sales in our non-water markets increased 6.5% or $5.0 million in the first nine months of 2021 compared to the first nine months of 2020. Sales in the OEM market increased $3.7 million and sales in the petroleum market increased $2.6 million. Partially offsetting these increases was a decrease of $1.3 million in the industrial market.

Gross profit was $73.5 million for the first nine months of 2021, resulting in gross margin of 25.9%, compared to gross profit of $68.3 million and gross margin of 25.6% for the same period in 2020. The 30 basis points increase in gross margin compared to the first nine months of 2020 was driven by a 130 basis point improvement on labor and overhead resulting from increased sales volume partially offset by a 100 basis point increase in cost of material, which included an unfavorable LIFO impact of 90 basis points.

SG&A expenses were $42.4 million and 14.9% of net sales for the first nine months of 2021 compared to $41.0 million and 15.4% of net sales for the same period in 2020. SG&A expenses increased 3.6% or $1.4 million but improved 50 basis points as a percentage of sales primarily as a result of leverage on fixed costs from increased sales volume.

Operating income was $31.1 million for the first nine months of 2021, resulting in an operating margin of 11.0%, compared to operating income of $27.3 million and operating margin of 10.3% for the same period in 2020. Operating margin improved 70 basis points primarily as a result of improved leverage on fixed costs from increased sales volume partially offset by an unfavorable LIFO impact.

Other income (expense), net was $1.8 million of expense for the first nine months of 2021 compared to expense of $4.4 million for the same period in 2020. The decrease to expense was due primarily to reduced non-cash pension settlement charges of $2.1 million in 2021 compared to $4.4 million in 2020.

Net income was $23.3 million for the first nine months of 2021 compared to $18.4 million in the first nine months of 2020, and earnings per share were $0.89 and $0.70 for the respective periods. Earnings per share included an unfavorable LIFO impact of $0.12 per share in 2021 compared to $0.04 per share in 2020. Earnings per share included a non-cash pension settlement charge of $0.06 per share in 2021 and $0.13 per share in 2020.

The Company’s backlog of orders was $156.5 million at September 30, 2021 compared to $102.0 million at September 30, 2020 and $113.1 million at December 31, 2020. Incoming orders increased 24.8% for the first nine months of 2021 compared to the same period in 2020. Incoming orders during the third quarter of 2021 increased 32.0% when compared to the same period last year.

Capital expenditures for the first nine months of 2021 were $5.6 million and consisted primarily of machinery and equipment and building improvements. Capital expenditures for the full-year 2021 are presently planned to be approximately $10 million.

Jeffrey S. Gorman, Chairman and Chief Executive Officer commented, “Our sales and incoming orders have continued the positive trends we began to see earlier in the year, and we enter the fourth quarter with a very strong backlog. Our team has continued to do a good job managing the ongoing challenges of the COVID-19 pandemic, including those related to our global supply chain. As sales volumes have returned to more normal levels, we have managed our gross margin and have leveraged our SG&A expenses, resulting in improved earnings. While we continue to manage the uncertainties related to the global economic recovery, our management team also remains focused on long-term growth opportunities and strategic initiatives that will enable us to continue to deliver shareholder value.”

CEO Transition

Effective January 1, 2022, the role of Chief Executive Officer will transition from Jeffrey S. Gorman to Scott A. King, who is currently the Company’s President and Chief Operating Officer. Mr. Gorman, age 69, has served as CEO since 1998 and, following the CEO transition, will continue to serve as the Company’s Executive Chairman of the Board to assist with the Company’s overall strategy and acquisition efforts. Mr. King, age 47, has been with the Company since 2004 and has held various operational leadership roles of increasing responsibility during this time.

Jeffrey S. Gorman, Chairman and Chief Executive Officer commented, “I am very pleased that the Board of Directors has approved the transition of my role as Chief Executive Officer to Scott King. In his current roles as President and Chief Operating Officer, Scott has shown strong leadership and management skills, as well as a dedication to taking care of our customers. These leadership skills, combined with Scott’s in-depth knowledge of the pump industry, will enable him to be a strong and effective CEO.”

Scott A. King stated, “I am honored and humbled to serve as the next CEO of The Gorman-Rupp Company. I appreciate the support from Jeff and our Board of Directors and look forward to working with them and our entire team as we continue to build on the strong foundation and culture that has been developed over our nearly 90-year history.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) impairment in the value of intangible assets, including goodwill; (5) defined benefit pension plan settlement expense; and (6) family ownership of common equity; and general risk factors including (7) continuation of the current and projected future business environment, including the duration and scope of the COVID-19 pandemic, the impact of the pandemic and actions taken in response to the pandemic; (8) highly competitive markets; (9) availability and costs of raw materials; (10) cyber security threats; (11) compliance with, and costs related to, a variety of import and export laws and regulations; (12) environmental compliance costs and liabilities; (13) exposure to fluctuations in foreign currency exchange rates; (14) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (15) changes in our tax rates and exposure to additional income tax liabilities; and (16) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell

Corporate Secretary

The Gorman-Rupp Company

Telephone (419) 755-1246

NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company

Condensed Consolidated Statements of Income (Unaudited)

(thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net sales	$102,110	$88,982	$284,152	$266,467
Cost of products sold	76,277	66,011	210,604	198,199

Gross profit	25,833	22,971	73,548	68,268
Selling, general and administrative expenses	14,291	13,228	42,420	40,951

Operating income	11,542	9,743	31,128	27,317
Other income (expense), net	(486)	(744)	(1,846)	(4,361)

Income before income taxes	11,056	8,999	29,282	22,956
Income taxes	2,274	1,738	5,974	4,575

Net income	$8,782	$7,261	$23,308	$18,381

Earnings per share	$0.34	$0.28	$0.89	$0.70

The Gorman-Rupp Company

Condensed Consolidated Balance Sheets (Unaudited)

(thousands of dollars, except share data)

	September 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$131,120	$108,203
Accounts receivable, net	58,817	50,763
Inventories, net	81,413	82,686
Prepaid and other	7,190	5,169

Total current assets	278,540	246,821
Property, plant and equipment, net	104,765	108,666
Other assets	5,130	4,795
Goodwill and other intangible assets, net	33,446	34,175

Total assets	$421,881	$394,457

Liabilities and shareholders’ equity
Accounts payable	$15,796	$9,466
Accrued liabilities and expenses	38,978	29,035

Total current liabilities	54,774	38,501
Pension benefits	7,812	9,232
Postretirement benefits	28,079	28,250
Other long-term liabilities	1,740	2,961

Total liabilities	92,405	78,944
Shareholders’ equity	329,476	315,513

Total liabilities and shareholders’ equity	$421,881	$394,457

Shares outstanding	26,126,640	26,101,992